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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                            Current Report Pursuant
                         To Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


        Date of Report (date of earliest event reported): July 13, 1998

                       IMPERIAL CREDIT INDUSTRIES, INC.
            (Exact Name of Registrant as Specified in its Charter)

                                  California
                (State or Other Jurisdiction of Incorporation)

         0-19861                                         95-4054791
(Commission File Number)                    (I.R.S. Employer Identification No.)

              23550 Hawthorne Boulevard, Building One, Suite 110
                          Torrance, California 90505
         (Address of Principal Executive Offices, Including Zip Code)


                                (310) 791-8020
             (Registrant's Telephone Number, Including Area Code)

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Item 2.     Acquisition or Disposition of Assets
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     On July 31, 1998, Imperial Credit Industries, Inc. (the "Company" and
"ICII") announced that the operations of its wholly owned subsidiary, Auto Marketing Network, Inc. ("AMN") were being discontinued. AMN's near term activities will be limited to the disposition of the remaining loans and residual interests in securitizations effected with previously originated loans. Effective as of August 1, 1998, AMN and ICII retained an unrelated third party to perform all of the AMN auto loan servicing and collection obligations. Management anticipates that the bulk of the discontinued assets, consisting of the loans and residual interests in securitizations, will be sold within one year.

The Company will take an after-tax charge of $7.1 million for the quarter ending September 30, 1998 related to the discontinuation of AMN's operations. Additionally, AMN will be recording a $1.5 million net operating loss for the month of July 1998.


Item 5.     Other Events
------------------------
     On July 13, 1998, the Company announced the acquisition of all of the outstanding shares of the capital stock of Statewide Documentation, Inc., ("SDI"), a company providing loan documentation preparation, loan closing, national notary and recording services and marketing of insurance products, for 236,302 shares of ICII common stock (the "ICII Shares"). The Company granted the former holders of the SDI capital stock certain registration rights covering the ICII Shares. The acquisition will be recorded using the purchase method of accounting. The purchase price was allocated to the net assets acquired based on their fair value and goodwill of approximately $4.7 million will be recorded. In connection with this transaction, Paul Lipson, the President of SDI and one of the former holders of the SDI capital stock, entered into a three year employment contract with ICII to be President and Chief Executive Officer of SDI.
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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.



                            Imperial Credit Industries, Inc.

Date: August 14, 1998       By:  /s/ H. Wayne Snavely
                               ---------------------------------
                                 H. Wayne Snavely
                                 Chairman, President and Chief Executive Officer